UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ____1____)*
                     Arkansas Best Corp.
_________________________________________________________________
                               (Name of Issuer)
                     Common
_________________________________________________________________
                        (Title of Class of Securities)
                                  040790107
                         ____________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                              Page 1 of 3 pages

CUSIP NO. 040790107
          ---------
                                     13G
_______________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              State of Wisconsin Investment Board
                   39-6006423
_______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                    (a)_____
              Not Applicable                                (b)_____
_______________________________________________________________________________
3     SEC USE ONLY


_______________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              Madison, Wisconsin
_______________________________________________________________________________
                    5     SOLE VOTING POWER
      NUMBER OF                              1,813,000
       SHARES       ___________________________________________________________

   BENEFICIALLY     6     SHARED VOTING POWER
     OWNED BY                                Not Applicable
       EACH         ___________________________________________________________

     REPORTING      7     SOLE DISPOSITIVE POWER
      PERSON                                 1,813,000
       WITH         ___________________________________________________________
                    8     SHARED DISPOSITIVE POWER
                                             Not Applicable
_______________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,813,000
_______________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN
      SHARES *
              Not Applicable
_______________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              9.44%
_______________________________________________________________________________
12    TYPE OF REPORTING PERSON *

              EP (Public Pension Fund)
_______________________________________________________________________________

                    * SEE INSTRUCTION BEFORE FILLING OUT!
                              Page 2 of 3 pages

ITEM 1.  ISSUER
         (a)   Arkansas Best Corp.
         (b)   1000 South 21st Street
                Fort Smith, Arkansas 72910
ITEM 2.  PERSON FILING
         (a)   State of Wisconsin Investment Board
         (b)   P.O. Box 7842
               Madison, WI 53707
         (c)   Wisconsin State Agency
         (d)   See cover page
         (e)   See cover page

ITEM 3. THIS STATEMENT IS FILED PURSUANT TO 13D-1(B) OR 13D-2(B) AND THE STATE OF WISCONSIN INVESTMENT BOARD IS A GOVERNMENT AGENCY WHICH MANAGES PUBLIC PENSION FUNDS SUBJECT TO PROVISIONS COMPARABLE TO ERISA.

ITEM 4.  OWNERSHIP
         (a)   See Row 9 on Page 2
         (b)   See Row 11 on Page 2
         (c) The State of Wisconsin Investment Board retains sole voting and dispositive power for all shares.

ITEM 5. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING ____.

ITEM 6.  NOT APPLICABLE

ITEM 7.  NOT APPLICABLE

ITEM 8.  NOT APPLICABLE

ITEM 9.  NOT APPLICABLE

ITEM 10. CERTIFICATION
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

        After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 13, 1995
                           -----------------------
                                     Date

                                George Natzke
                           -----------------------
                                  Signature

                         George Natzke, Administrator
                      ----------------------------------
                                  Name/Title
                                 Page 3 of 3